Exhibit 3.6
ARTICLES OF AMENDMENT OF
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CELEBRATE EXPRESS, INC.
     Pursuant to the provisions of RCW 23B.10.060 of the Washington Business Corporation Act, the undersigned corporation hereby submits the following amendments to the corporation’s Amended and Restated Articles of Incorporation:
     FIRST: The name of the corporation is Celebrate Express, Inc. (the “Corporation”).
     SECOND: Effective upon the filing of these Articles of Amendment with the Secretary of State of Washington, Section 3.2 of Article III will be replaced in its entirety to read in full as follows:
     “Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors elected at any annual meeting of the shareholders prior to the 2008 annual meeting of the Company’s shareholders, shall be classified into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At each annual meeting of the Company’s shareholders from and after the Company’s annual meeting of shareholders to be held in 2008, the directors shall be elected for terms lasting until the next annual meeting of shareholders following their election, and until their successors are elected and qualified, subject to their earlier death, resignation or removal. A vacancy on the Board of Directors may be filled by the Board in accordance with the applicable provisions of the Company’s Bylaws. A director elected to fill a vacancy shall be elected for a term of office continuing only until the next election of directors by shareholders.
     Notwithstanding the foregoing provisions of this Section 3.2, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. The Board of Directors or any individual director may be removed with or without cause. Subject to any limitation imposed by law, any individual director or directors may be removed with or without cause by the holders of a majority of the voting power of the corporation entitled to vote at an election of directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.”
     THIRD: Effective upon the filing of these Articles of Amendment with the Secretary of State of Washington, Section 3.3 of Article III will be replaced in its entirety to read in full as follows:
     “In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power to make, adopt, amend or repeal the Bylaws, or adopt new Bylaws for this Corporation, by a resolution adopted by a majority of the directors, except that the Board of Directors shall not repeal or amend any Bylaw that the shareholders have expressly provided, in amending or repealing such Bylaw, may not be amended or repealed by the Board of Directors.”
     FOURTH: Effective upon the filing of these Articles of Amendment with the Secretary of State of Washington, Section 4.5 of Article IV will be replaced in its entirety to read in full as follows:
     “In furtherance and not in limitation of the powers conferred by statute, the shareholders shall have the power to make, adopt, amend or repeal the Bylaws, or adopt new Bylaws for this Corporation; provided, however, that no Bylaw may be adopted, amended or repealed by the shareholders except by the vote of at least a majority of the voting power of the Corporation.”
     FIFTH: The amendment does not provide for the exchange, reclassification or cancellation of issued shares.
     SIXTH: The date of the adoption of these amendments by the Board of Directors of the Corporation was July 20, 2007.
     SEVENTH: These amendments were duly approved by the shareholders of the Corporation in accordance with the provisions of RCW 23B.10.030 and 23B.10.040 on October 18, 2007.
[SIGNATURE PAGE FOLLOWS]

     The foregoing Articles of Amendment are executed on behalf of the Corporation by the undersigned, its duly authorized officer.
     Dated: March 5, 2008.

CELEBRATE EXPRESS, INC.
By:	/s/ Kevin A. Green
Kevin A. Green,
President & Chief Executive Officer